Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO the

CERTIFICATE OF INCORPORATION

OF

Stardust Power INC.

Stardust Power Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	That the Board of Directors of the Corporation (the “Board”) has duly adopted resolutions (a) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) setting forth the proposed amendment to the Certificate of Incorporation and (b) declaring the Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with Section 242 of the Delaware General Corporation Law.

2.	That upon the effectiveness of this Certificate of Amendment, Article IV, Section 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“1.1 The total number of shares of all classes of capital stock that the Corporation has authority to issue is 800,000,000 shares, consisting of two (2) classes: 700,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and 100,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

1.2 Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

1.3 Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, every ten shares of the Corporation’s Common Stock, either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any further action on the part of the Corporation or the respective holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”); provided, however, that no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the Nasdaq Stock Market LLC as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder.”

3.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4.	That except as amended hereby, the provisions of the Corporation’s Certificate of Incorporation shall remain in full force and effect.

5.	This Certificate of Amendment shall be effective as of September 8, 2025 at 12:01 a.m.

[Signature Page Follows]

IN WITNESS WHEREOF, Stardust Power Inc. has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on behalf by an authorized officer of the date first set forth above.

STARDUST POWER INC.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer